Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Spherix Incorporated (the “Company”) on Form S-8 (333-210627), Form S-8 (333-197429), Form S-8 (333-187811), Form S-8 (333-185524), Form S-3 (333-222488) and Form S-1 (333-236199), of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated January 31, 2020, with respect to our audits of the consolidated financial statements of Spherix Incorporated and Subsidiaries as of December 31, 2019 and 2018 and for each of the two years in the period ended December 31, 2019, which report is included in this Annual Report on Form 10-K of Spherix Incorporated for the year ended December 31, 2019.

/s/ Marcum llp

Marcum llp

New York, NY

January 31, 2020